Exhibit 99.1
DANAHER ANNOUNCES TRANSITION PLAN FOR CHIEF FINANCIAL OFFICER
Washington, D.C., January 30, 2018 — Danaher Corporation (NYSE: DHR) today announced that, effective January 1, 2019, Matthew R. McGrew, Group CFO of the Company’s Diagnostics and Dental platforms, will succeed Daniel L. Comas as Chief Financial Officer. Mr. Comas will continue as an Executive Vice President of the Company, and a member of the Office of the Chief Executive, effective January 1, 2019 as he begins a gradual transition to retirement.
Thomas P. Joyce, Jr., President and Chief Executive Officer, stated, “I have had the opportunity to work with Matt over the past fourteen years. During his tenure at Danaher, Matt has consistently demonstrated superior leadership and has played an integral role in the corporation’s growth, both organically and inorganically. Matt is uniquely qualified to take on this important role. He brings together extensive Danaher experience in internal audit, M&A, investor relations, and as Group CFO, with operational experience across four of our five platforms.”
Joyce continued, “It has been a privilege for me to work with Dan Comas for over 25 years. All of us at Danaher value his outstanding financial stewardship, thoughtful guidance and long-time friendship. Danaher would not be where it is today without his leadership, strategic vision, and humility. We are very pleased that Dan will continue to work with us for some time to ensure a seamless CFO transition, and provide the strategic counsel we value so highly.”
Mr. Comas, 54 years old, has served as Company CFO since April 2005. He joined Danaher in 1991 in the Corporate Development organization. Since taking over as CFO in 2005, Danaher’s revenues have more than doubled to $18 billion and its market capitalization has increased four-fold to approximately $70 billion, with shareholder returns more than double that of the S&P500 Index.
Mr. McGrew, 45 years old, has served as a Danaher Group CFO since 2012, during which he has had responsibility at various times for the Company’s Life Sciences (including Pall), Product Identification, Diagnostics, and Dental platforms. He served as Vice President, Investor Relations from 2009 to 2014 and started at Danaher in 2004 as Director, M&A Finance. Prior to joining Danaher, Mr. McGrew was a Director in the Transaction Services Group at KPMG. He holds a Bachelor of Science degree in Accounting from DePaul University.
ABOUT DANAHER
Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world class brands has leadership positions in some of the most demanding and attractive industries, including health care, environmental and industrial. With more than 20 operating companies, Danaher's globally diverse team of approximately 67,000 associates is united by a common culture and operating system, the Danaher Business System. For more information, please visit www.danaher.com.
CONTACT
Matthew E. Gugino
Vice President, Investor Relations
Danaher Corporation
2200 Pennsylvania Avenue, N.W., Suite 800W
Washington, D.C. 20037
Telephone: (202) 828-0850
Fax: (202) 828-0860